Exhibit 10.1

Execution Version

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

This First Amendment to the CIC Agreement (the “Amendment”) is entered into as of April 29, 2019 between Aceto Corporation, a New York corporation (the “Company”) and William C. Kennally (the “Executive”).

WHEREAS, the Company and the Executive previously entered into a Change in Control Agreement, dated as of October 2, 2017 (the “CIC Agreement”);

WHEREAS, pursuant to and subject to the terms and conditions set forth in the Amended and Restated Asset Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), dated as of April 14, 2019, by and among Aceto Holdings, L.P. (f/k/a NMC Atlas, L.P.), a Delaware limited partnership (“Buyer”), the Company, and certain other parties thereto, Buyer has agreed to acquire certain assets and subsidiaries of the Company (the “Transaction”);

WHEREAS, pursuant to the terms of the Purchase Agreement, the Company has agreed to take certain actions in respect of the CIC Agreement, including the amendment contemplated hereby; and

WHEREAS, the Company and the Executive desire to amend the CIC Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained in this document, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

1.           Section 5 of the CIC Agreement (Golden Parachute Limitation) is deleted in its entirety and replaced with the following:

“5.            GOLDEN PARACHUTE LIMITATIONS. Notwithstanding anything herein to the contrary, to the extent any amount to be paid or benefit to be provided to the Executive pursuant to this Agreement or otherwise (collectively, the “Payments”) would be treated as an “excess parachute payment,” as the phrase is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, absent the application of this Section 5, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Executive will receive the “Reduced Amount.” The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate value of all Payments without causing any Payments to be nondeductible to the Company or the Buyer because of Section 280G of the Code or subjecting the Executive to the Excise Tax. The Company may elect which and how much of the Payments shall be eliminated or reduces (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by Grant Thornton LLP immediately prior to the Change in Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Executive and the Company. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5. The Company and the Executive hereby acknowledge and agree that: (i) the Firm had determined that the Reduced Amount is $768,002 pursuant to the report dated April 22, 2019, and (ii) the amount otherwise payable pursuant to Section 3(b)(i) of the CIC Agreement shall be reduced by the Reduced Amount.”

2.            Sections 9 € and (f) of the CIC Agreement (Covenants) are hereby deleted in their entirety and the Company hereby irrevocable waives and releases the Executive from any other non-competition and non-solicitation covenants between the Executive and the Company or any of its subsidiaries. Executive hereby acknowledges and agrees that he is subject to Section 3 of the Enhanced Restricted Covenant Agreement by and between Buyer and the Executive dated as of April [29], 2019 in lieu thereof.

3.            If, for any reason, the Transaction is not consummated, this Amendment shall be void ab initio and the CIC Agreement shall continue to apply in accordance with its original terms and conditions.

4.            This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

[Signatures on following pages]

IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

EXECUTIVE		ACETO CORPORATION

By:	/s/ William C. Kennally	By:	/s/ Steven S. Rogers
	William C. Kennally		Name:	Steven S. Rogers
			Title:	SVP and Chief Legal Officer

Date:	April 29, 2019	Date:	April 29, 2019